EXHIBIT 99.1

October 17, 2006

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced a net loss for the third quarter of 2006 of $88,000, or $.03 per diluted share, compared to net income of $779,000, or $.25 per diluted share, for the same period last year. Earnings decreased primarily due to security losses of $1.2 million in the third quarter of 2006. The securities were sold to reduce borrowings and fund a branch sale completed on October 13, 2006. The branch sale resulted in a pre-tax gain of approximately $1.1 million, which will be recognized during the fourth quarter. Net income for the nine months ended September 30, 2006 was $327,000, compared to $3.14 million for the same nine months last year. The decrease is a result of approximately $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt in February 2006 and the security losses previously mentioned. Net interest income also decreased $720,000 from the same period last year.

Net interest income was $4.56 million for the third quarter of 2006, a decrease of $186,000 compared to the same quarter last year. Net interest margin, however, increased to 3.25% for the third quarter this year from 3.11% for the third quarter last year. Interest income increased to $8.67 million for the third quarter of 2006 from $8.30 million during the same period last year. Average interest-earning assets decreased approximately 8.2% to $556.8 million; however, the average yield increased from 5.43% for the third quarter of 2005 to 6.17% for the third quarter of 2006 with a shift in earning assets from investment securities to higher-yielding loans. Total interest expense increased $552,000 to $4.10 million during the third quarter of 2006 from $3.55 million during the same period last year. Although average interest-bearing liabilities decreased 8.3% from last year to $543.4 million, their cost increased to 3.32% during the third quarter of this year from 2.62% in the third quarter of last year. This is largely the result of increased rates on money market accounts, certificates of deposit and borrowings. Net interest income was $13.68 million for the first nine months of 2006, compared to $14.40 million for the same period last year.

The provision for loan losses was $270,000 during the third quarter of 2006 and $275,000 for the same period last year. The provision for loan losses for the first nine months of 2006 was $1.15 million, compared to $475,000 last year. The higher provision for loan losses in 2006 is a result of increased bankruptcy filings by bank customers associated with recent bankruptcy law changes and additional specific reserves on commercial loans. Net charge-offs were $170,000, or 0.16% of total average loans (annualized), in the third quarter of 2006, compared to $269,000, or 0.26% (annualized), for the same period in 2005. For the first nine months of 2006, net charges-offs were $467,000, or 0.15% (annualized), and $613,000, or 0.20% (annualized), in 2005. Non-performing loans totaled $9.1 million at September 30, 2006, compared to $8.5 million at December 31, 2005. The percentage of the allowance for loan losses to total loans was 1.11% at September 30, 2006.

Total non-interest income, including security losses of $1.19 million, was $796,000 for the third quarter of 2006 and $2.09 million for the same period in 2005. Service charges and fees increased 1.3% from last year due to an increase in fees on overdrawn accounts, and insurance agency commissions were up 4.1% from last year. Trust income and ATM network fees declined from the same quarter last year. Total non-interest income, including security gains and losses, was $4.79 million for the first nine months of 2006, compared to $6.30 million in 2005. The Company realized $1.34 million in net securities losses in the first nine months of 2006 from the sale of $66.3 million in securities, compared to $20,000 in gains in the first half of 2005.

Total non-interest expense was $5.53 million for the third quarter of 2006, compared to $5.69 million for the same quarter in 2005. Most of the decline is due to lower compensation expense. For the first nine months of 2006, non-interest expense, including Federal Home Loan Bank prepayment penalties of $1.36 million, was $17.79 million, compared to $16.49 million in 2005. The Company realized the prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt during the first nine months of 2006.

On September 19, 2006 the Board of Directors declared a dividend of $0.27 per share, payable October 27, 2006 to shareholders of record on September 30, 2006. This amount of dividend represents a 3.8% increase from the third quarter of 2005.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005	9/30/2006	9/30/2005
Statements of Income
Interest income	$8,665	$8,600	$8,539	$8,526	$8,299	$25,804	$24,360
Interest expense	4,103	4,078	3,939	3,812	3,551	12,120	9,956

Net interest income	4,562	4,522	4,600	4,714	4,748	13,684	14,404
Provision for loan losses	270	270	610	300	275	1,150	475
Other non-interest income	1,988	2,010	2,131	1,986	2,072	6,129	6,280
Net gains/(losses) on sales of securities	(1,192)	—	(150)	81	13	(1,342)	20

Total non-interest income	796	2,010	1,981	2,067	2,085	4,787	6,300

Other non-interest expenses	5,526	5,504	5,397	5,376	5,686	16,427	16,492
FHLB prepayment penalties	—	—	1,363	—	—	1,363	—

Total non-interest expenses	5,526	5,504	6,760	5,376	5,686	17,790	16,492

Income before income taxes	(438)	758	(789)	1,105	872	(469)	3,737
Income taxes	(350)	39	(485)	144	93	(796)	593

Net income	$(88)	$719	$(304)	$961	$779	$327	$3,144

Per Share Data
Basic earnings per share	$(0.03)	$0.23	$(0.10)	$0.30	$0.25	$0.10	$0.99
Diluted earnings per share	(0.03)	0.23	(0.10)	0.30	0.25	0.10	0.99
Dividends per share	0.27	0.27	0.27	0.26	0.26	0.81	0.78
Book value at quarter end	17.76	17.59	18.08	18.10	18.15	17.76	18.15
Average basic shares outstanding	3,176	3,174	3,174	3,164	3,164	3,174	3,161
Average diluted shares outstanding	3,177	3,175	3,175	3,166	3,170	3,176	3,168

Balance Sheet Items (Quarter End)
Total assets	$570,831	$633,168	$633,667	$650,248	$654,678	$570,831	$654,678
Securities	84,050	142,077	149,242	171,567	176,154	84,050	176,154
Loans	427,797	427,876	424,947	417,623	413,869	427,797	413,869
Allowance for loan losses	4,741	4,641	4,493	4,058	4,073	4,741	4,073
Deposits	460,593	469,060	474,542	447,626	448,592	460,593	448,592
Borrowings	49,331	103,251	98,281	139,066	142,312	49,331	142,312
Total shareholders' equity	57,468	56,881	57,125	58,498	58,654	57,468	58,654

Selected Financial Ratios
Return on average assets	(0.06)%	0.45%	(0.19)%	0.58%	0.47%	0.05%	0.64%
Return on average equity	(0.61)	5.03	(2.11)	6.37	5.20	0.57	7.15
Dividend payout ratio	NM	117.39	NM	86.67	104.00	810.00	78.79
Net interest margin	3.25	3.12	3.13	3.08	3.11	3.16	3.19
Average loans to average total assets	70.70	67.62	65.15	63.10	62.77	67.78	62.00
Average equity to average total assets	9.47	9.09	9.05	9.05	9.06	9.20	8.99
Non-performing loans to total loans	2.12	1.81	1.90	1.96	1.99	2.12	1.99
Loan loss allowance to total loans	1.11	1.08	1.06	0.97	0.98	1.11	0.98
Loan loss allowance to non-performing loans	52.33	59.81	55.52	49.62	49.54	52.33	49.54
Net charge-offs to average loans	0.16	0.11	0.17	0.30	0.26	0.15	0.20